EXHIBIT (c)(4)
445 Park Avenue New York, NY 10022-4406 (212) 371-8300 One Post Office Square Boston, MA 02109 (617) 457-0900 3000 Sand Hill Road, Building 2 Menlo Park, CA 94025 (650) 854-9111 One Ferry Building San Francisco, CA 94111 (415) 262-4860 Presentation to the Disinterested Members of the Board of Directors July 22, 2009 Project Beach Confidential

Presentation Basis This presentation was prepared on a confidential basis exclusively for the benefit and use of the DISINTERESTED DIRECTORS OF THE BOARD OF DIRECTORS (the "Disinterested Directors"), of "Beach" (the "Company") to evaluate the fairness from a financial point of view of the transaction described herein to the shareholders of the Company other than the Directors of the Company or other affiliates of the Company that may be receiving or otherwise investing in the equity of the resulting company in connection with such transaction. It is not a recommendation as to how any Disinterested Directors should vote, and does not carry any right of publication or disclosure. Neither this presentation nor any of its contents may be used for any other purpose without the prior written consent of Needham & Company, LLC, except as provided in the engagement letter between Needham & Company, LLC and the Company. The information contained in this material was obtained from the Company and other sources. Needham & Company, LLC has not independently verified or investigated, and has no duty to independently verify or investigate, such information. Any financial estimates and projections contained herein have been prepared by management or are based upon such estimates and projections, and involve numerous and significant subjective determinations, which may or may not be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Disinterested Directors and, accordingly, Needham & Company, LLC takes no responsibility for the accompanying material when used by persons other than Disinterested Directors.

Table of Contents Section 1 Summary of the Transaction Terms Section 2 Beach Financial Overview Section 3 Valuation Analyses Stock Price Trading Analysis Selected Companies Analysis Selected M&A Transactions Analysis Premiums Paid Analysis Discounted Cash Flow Analysis Section 4 Summary of Valuation Analyses

Summary of the Transaction Terms

Summary of the Transaction Terms Acquirer Name: APAX Partners Target Name: Beach Transaction Form: Cash merger Implied Premium: 15.8% (based on 07/21/09 closing price) Break-Up Fee: $30 million APAX Walk-Away Right: $612 million Rollover of Equity: Certain members of management and the Board of Directors will agree to enter into contribution and voting agreements to contribute shares of Beach stock in exchange for purchaser's stock and to vote in favor of the Transaction. Timing: Approve Transaction - July 22, 2009 Notes: Reflects draft merger agreement dated July 21, 2009.

Purchase Price Ratio Analysis ($ in millions, except per share amounts) Notes: (1) Reflects common share equivalents underlying options and RSA's as calculated using the Treasury Stock method. (2) Source: Beach management estimates and historical results.

Beach Financial Overview

Beach Annual Income Statement - Management Estimates ($ in millions) Notes: (1) Source: Beach management and company SEC filings. Figures exclude the impact of non-recurring items.

Beach Comparison of Historical and Projected Financial Performance ($ in millions) Notes: (1) Source: Beach management and company SEC filings. Figures exclude the impact of non-recurring items.

Valuation Analyses

Stock Price Trading Analysis

Relative Stock Price Performance - Last Twelve Months Notes: Source: Factset as of July 21, 2009. Selected Companies Composite is equal-weighted and includes Autobytel Inc., Dun & Bradstreet Corp., FactSet Research Systems Inc., Google Inc., Knot Inc., Market Leader Inc., Morningstar Inc., Move Inc., TheStreet.com, Thomson Reuters Corporation, Track Data Corp., Value Line Inc., Yahoo! Inc.

Relative Stock Price Performance - Last Five Years Notes: Source: Factset as of July 21, 2009. Selected Companies Composite is equal-weighted and includes Autobytel Inc., Dun & Bradstreet Corp., FactSet Research Systems Inc., Google Inc., Knot Inc., Market Leader Inc., Morningstar Inc., Move Inc., TheStreet.com, Thomson Reuters Corporation, Track Data Corp., Value Line Inc., Yahoo! Inc.

Beach Stock Price Performance - Last Twelve Months Notes: Source: Factset as of July 21, 2009. $28.50 per Share

Beach Stock Price Performance - Last Five Years Notes: Source: Factset as of July 21, 2009. $28.50 per Share

Cumulative Volume Traded At Various Price Levels 3 Month 6 Month 1 Year Notes: Source: Factset as of July 21, 2009.

Selected Companies Analysis

Selected Companies Analysis Notes: Market Statistics reflect closing stock prices on July 21, 2009. Figures underlying multiples reflect SEC filings and I/B/E/S estimates. (1) EBITDA excludes the impact of stock compensation expense. (2) Figures underlying multiples reflect Beach management estimates and historical results. (3) Multiples for Beach reflect market value as a multiple of net income for the corresponding period. ($ in thousands)

Selected Companies Analysis Notes: Market Statistics reflect closing stock price on July 21, 2009. Source: SEC filings. (1) Includes common share equivalents underlying options as calculated using the Treasury Stock Method. ($ in thousands, except per share figures)

Selected Companies Analysis Notes: Source SEC filings and I/B/E/S estimates. All financials exclude the impact of non-recurring items. (1) EBITDA excludes the impact of stock compensation expense. (2) Figures reflect Beach management estimates and historical results. ($ in thousands)

Selected Companies Analysis Notes: Source: SEC filings. All financials exclude the impact of non-recurring items. (1) EBITDA excludes the impact of stock compensation expense ($ in thousands)

Selected Companies Analysis Notes: Source: SEC company filings. ($ in thousands)

Selected M&A Transactions Analysis

Selected M&A Transactions Selected Internet Marketing Services, Lead Generation and Media M&A Transactions Transactions Completed January 1, 2008 to Present Equity Value Greater than $50MM Notes: (1) Equity value used as a proxy for enterprise value when target company's balance sheet is unavailable. Source: FactSet Mergerstat, SEC filings, company press releases.

Premiums Paid Analysis

Premiums Paid Analysis Notes: Source: Factset Mergerstat, SEC filings, company press release, Bloomberg. 1, 5 and 30-day figures underlying percentages reflect trading days. Selected M&A Transactions of Publicly-Traded Technology & Technology-Enabled Services Businesses All Cash Transactions Valued Between $500MM - $1B Completed January 1, 2007 - Present

Discounted Cash Flow Analysis

Beach Annual Income Statement - Management Estimates ($ in millions) Notes: (1) Source: Beach management and company SEC filings. Figures exclude the impact of non-recurring items.

Beach Balance Sheet - Management Estimates ($ in millions) Notes: (1) Source: Beach SEC filings. (2) Source: Beach management estimates.

Beach Statement of Cash Flows - Management Estimates ($ in millions) Notes: (1) Source: Beach management estimates.

Discounted Cash Flow - Beach Management Estimates ($ in millions) Notes: Source: Beach management estimates (1) Terminal value is based on 2013 free cash flow of $60.7 million.

Summary of Valuation Analyses

Summary of Valuation Analyses Notes: (1) Figures underlying multiples reflect Beach management estimates. (2) Selected companies includes Autobytel Inc., Dun & Bradstreet Corp., FactSet Research Systems Inc., Google Inc., Knot Inc., Market Leader Inc., Morningstar Inc., Move Inc., TheStreet.com, Thomson Reuters Corporation, Track Data Corp., Value Line Inc., Yahoo! Inc. (3) Source: FactSet Mergerstat, SEC filings, company press releases, Bloomberg.